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                                                                     EXHIBIT 5.1





                                January 13, 1997

Precision Response Corporation
1505 N.W. 167th Street
Miami, Florida 33169

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,028,268 shares (the "Shares") of your Common Stock, $0.01 par value per share. The Shares are reserved for issuance under the Precision Response Corporation 1996 Incentive Stock Plan and the Precision Response Corporation 1996 Nonemployee Director Stock Option Plan. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

         It is our opinion that, when issued and sold in the manner described in the Registration Statement and the related prospectus, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                 Very truly yours,

                                 /s/ Rubin Baum Levin Constant Friedman & Bilzin

                                 RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN